Exhibit 99.1

Continental Resources Reports $178.0 Million in EBITDAX for First Quarter of 2010

North Dakota Bakken Estimated Reserve Model Raised 20 Percent to 518,000 Barrels Per

Well

ND Bakken Production More than Double First Quarter of 2009

Company Increases Bakken Lease Position to 773,053 Net Acres

ENID, Okla., May 5 /PRNewswire-FirstCall/ — Continental Resources, Inc. (NYSE: CLR) reported net income of $72.5 million, or $0.43 per diluted share, for the first quarter ended March 31, 2010. For the first quarter of 2009, the Company reported a net loss of $26.6 million, or $0.16 per diluted share.

EBITDAX was $178.0 million for the first quarter of 2010, more than three times higher than EBITDAX of $57.7 million for the first quarter of 2009. For the Company’s definition and reconciliation of EBITDAX to net income, see “Non-GAAP Financial Measures” at the end of this press release.

The Company reported production of 38,428 barrels of oil equivalent per day (Boepd) for the first quarter of 2010, a four percent increase over production of 36,808 Boepd for the first quarter of 2009 and two percent higher than production for the fourth quarter of 2009. Production accelerated during the first quarter and in March 2010 was 40,503 Boepd.

Crude oil increased to 76 percent of first quarter 2010 production, compared with 72 percent of production in the first quarter last year.

“Continued improvements in well performance in North Dakota has increased our estimated reserves model to 518,000 Boe per well,” said Harold Hamm, Chairman and Chief Executive Officer. Continental’s previous economic ultimate recovery (EUR) model was 430,000 Boe per well. EUR reflects anticipated recoverable gross reserves per well.

“The revised EUR model is based on data from 38 Company-operated and outside-operated wells in the North Dakota Bakken,” Mr. Hamm said. “They were completed with an average of 20 frac stages per well, compared with our recent operated and non-operated wells being completed with 24 to 30 stages. We’ll continue to monitor how production from these new wells fits the revised EUR model.”

“As for the first quarter’s results, we were also pleased to begin 2010 with solid growth in cash flow and total production versus the first quarter last year,” he said.

Continental began 2010 with 16 wells awaiting completion, compared with 40 wells awaiting completion at January 1, 2009. The change reflected the Company’s response to the sharp decline in oil prices in late 2008 and early 2009, then its re-acceleration of drilling activity in mid-2009 as oil prices recovered. Continental entered 2010 with 12 operated rigs deployed and currently has 23 operated rigs.

Increased production in the North Dakota Bakken Shale play continued to drive overall growth in the first quarter of 2010. North Dakota Bakken production was 10,023 Boepd, more than double the Company’s production in the play in the first quarter of 2009 and an increase of 28 percent over production for the fourth quarter of 2009.

In March 2010, the Company’s North Dakota Bakken production was 10,952 Boepd.

Continental also increased its acreage position in the Bakken since the beginning of the year. The Company has 773,053 net acres leased in the Bakken, with 201,477 net acres in Montana and 571,576 in North Dakota.

“We have 15 operated rigs in the Bakken and plan to increase the number to 17 in the next month,” Mr. Hamm said. “In addition to more rigs, though, this production growth reflects impressive increases in well productivity in the last year.”

Total oil and natural gas sales were $217.1 million for the first quarter of 2010, compared with $92.6 million for the first quarter of 2009.

Continental’s average realized crude oil price was $71.41 per barrel in the first quarter of 2010, while the average realized natural gas price was $5.40 per Mcf, yielding a blended realized price of $62.07 per Boe. In the first quarter of 2009, the Company reported a blended price of $29.90 per Boe.

Crude oil price differential averaged $7.42 per barrel for the first quarter of 2010, compared with $8.32 in the first quarter of 2009. The Company received a $0.10 per Mcf premium for natural gas in the first quarter of 2010, versus a $1.94 Mcf differential for the first quarter last year.

Continental’s operating efficiency improved in early 2010, compared to the first quarter last year. Production expense was $6.46 per Boe for the first quarter, compared with $7.24 for the first quarter of 2009.

General and administrative expense was $3.39 per Boe, compared with $3.32 for the first quarter of 2009. First quarter 2010 G&A expense included non-cash equity compensation of $0.82 per Boe, compared with $0.88 for the first quarter last year.

Income from operations was $124.5 million for the first quarter of 2010, compared with an operating loss $38.4 million for the first quarter of 2009. Operating income for the first quarter of 2010 included a property impairments charge of $15.2 million, compared with an impairments charge of $35.4 million for the first quarter of 2009.

At March 31, 2010, the Company’s balance sheet included $15 million in cash and $496 million in long-term debt.

On April 5, 2010, Continental completed a private placement of $200 million of 7 3/8% senior unsecured notes due 2020. As of May 3, 2010, the Company’s long-term debt was $535 million, including $39 million drawn against the Company’s revolving credit facility, leaving $710 million in available borrowing capacity.

Operating Highlights

	Three Months ended March 31,
	2010	2009
Average daily production:
Crude oil (Bopd)	29,121	26,578
Natural gas (Mcfd)	55,839	61,382
Crude oil equivalents (Boepd)	38,428	36,808
Average prices: (1)
Crude oil ($/Bbl)	$71.41	$34.99
Natural gas ($/Mcf)	5.40	2.98
Crude oil equivalents ($/Boe)	62.07	29.90
Production expense ($/Boe) (1)	6.46	7.24
General and administrative expense ($/Boe) (1)	3.39	3.32
EBITDAX (in thousands)	177,959	57,673
Net income (loss) (in thousands)	72,465	(26,613)
Diluted net income (loss) per share	0.43	(0.16)

Production by Region

(Boe per day)	1Q 2010	4Q 2009	1Q 2009
Red River Units	13,670	14,249	14,162
Montana Bakken	5,274	5,047	6,144
North Dakota Bakken	10,023	7,843	4,807
Other Rockies	1,106	1,993	2,011
Arkoma Woodford	3,481	3,573	4,799
Other Mid-Continent	4,534	4,568	4,252
Gulf Coast	340	474	633

Total	38,428	37,747	36,808

(1)	Average prices and per-unit production expense are calculated based on sales volumes. Crude oil sales exceeded production volumes in the first quarter of 2010 by 40 MBbls. Crude oil production exceeded sales in the first quarter of 2009 by 216 MBbls.

North Dakota Bakken

Production in the North Dakota Bakken shale accounted for 26 percent of the Company’s total production in the first quarter of 2010.

Continental participated in completing 36 gross wells (10.6 net) in the North Dakota Bakken in the quarter. Initial production rates averaged 1,410 Boe during single-day test periods. All initial well results in this press release are 24-hour tests.

Continental announced results for nine Company-operated wells on February 25 and March 16, 2010, including the Hawkinson 1-22H (48% WI) in Dunn County, which produced 2,338 Boe in its initial production test period. In addition to these, notable Company-operated wells completed since the beginning of 2010, with initial one-day production tests, included:

•	Bailey 1-24H (45% WI) in McKenzie Co. – 1,405 Boe;

•	Muri 1-27H (45% WI) in McKenzie Co. – 1,277 Boe;

•	Otis 1-13H (54% WI) in Divide Co. – 1,124 Boe;

•	Salo 1-26H (55% WI) in Divide Co. – 1,043 Boe;

•	Willie 1-25H (38% WI) in Williams Co. – 648 Boe.

Early in the second quarter, Continental also completed the Stedman 1-24H (77% WI) in western Williams County, in the Round Prairie Prospect. The Stedman was a Middle Bakken zone test and produced 979 Boe in its initial test period, but since then has held a higher production rate than the nearby Obert 1-13H, which was a Three Forks test announced in March 2010.

The Company has leased 89,728 net acres in the North Dakota Bakken since January 1, 2010 and currently has 571,576 net acres leased in the North Dakota Bakken play.

Montana Bakken

The Montana Bakken accounted for 5,274 Boepd in first quarter 2010 production, 14 percent of the Company’s total production for the quarter. Continental completed two gross wells (1.4 net) in Richland County, MT during the first quarter of 2010.

The Rognas 2-22H (95% WI) produced 1,014 Boe in its initial production test period, as previously announced. Located on the northern edge of the Elm Coulee Field fairway, the Rognas’ performance has significantly exceeded that of neighboring Company wells, which were fracture-stimulated “open hole” rather than in multiple stages using liners.

The Company currently has one operated drilling rig active in Richland County, focusing on infield locations within and along the flanks of the Elm Coulee Field.

The Company has 201,477 net acres in the Montana Bakken, having added 37,978 net acres in the play since the beginning of 2010.

Red River Units

Red River Units’ production was 13,670 Boepd in the first quarter, or 36 percent of total production. Production declined slightly from the fourth quarter of 2009 due to weather-related disruptions in January and due to the Company converting producer wells to injectors in the water-flood project. Production in the Units was 14,580 Boepd in March 2010 and recently reached 15,000 Boepd. Production in the Units is expected to remain at approximately this peak level through the remainder of 2010.

Continental has 3 operated drilling rigs in the Red River Units and is drilling the final wells to complete its increased density sweep pattern in the secondary recovery program.

Anadarko Woodford

During the first quarter of 2010, Continental completed the Ballard 1-17H (99% WI) in Grady County, Oklahoma. As previously announced, this well in the Southeast Cana area flowed at 200 Bopd and 750 Mcfpd in its initial test period. The Company has drilled and is preparing to fracture-stimulate the Doris 1-25H (98% WI) in Dewey County.

The Company has leased 204,786 net acres in the Anadarko Woodford and currently has three operated rigs in the play.

Arkoma Woodford

Continental’s production in the Arkoma Woodford was 3,481 Boepd in the first quarter of 2010. The Company currently has one operated rig in the play, where its acreage position totals 46,500 net acres.

Conference Call Information

Continental Resources will host a conference call on Thursday, May 6, 2010, at 10:00 a.m. ET (9 a.m. CT) to discuss its first quarter 2010 results. Interested parties may listen to the conference call via the Company’s website at http://www.contres.com or by phone:

Dial in:	(888) 680-0893
Intl. dial-in:	(617) 213-4859
Pass code:	59671366

Replay number:	(888) 286-8010
Intl. replay:	(617) 801-6888
Pass code:	24798795

Conference Presentations

Continental management is currently scheduled to present at the following research conferences:

May 11, CSFB Bakken Day, New York City

May 13, RBS High Yield Conference, Las Vegas

May 17-18, Hart’s Oil-Prone Shales Conference, Denver

May 26-27, UBS Global Oil and Gas Conference, Austin, Texas

June 7-8, RBC Global Energy & Power Conference, New York City

June 28-29, Jefferies 2nd Annual Boston Energy Day

Presentation materials will be available on the Company’s web site on the day of each presentation.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Contact:	Investor Relations	Media
	Warren Henry, VP Investor Relations	Brian Engel, VP Public Affairs
	(580) 548-5127	(580) 249-4731

Condensed Consolidated Statements of Operations	Three months ended March 31,
(in thousands, except per share amounts)	2010	2009
	(unaudited)

Revenues:
Oil and natural gas sales	$217,124	$92,568
Gain on mark-to-market derivatives	26,344	0
Oil and natural gas service operations	4,800	4,040

Total revenues	248,268	96,608

Operating costs and expenses:
Production expense	22,601	22,426
Production tax and other expenses	16,007	6,822
Exploration expense	1,786	7,119
Oil and natural gas service operations	3,956	2,403
Depreciation, depletion, amortization and accretion	52,587	50,697
Property impairments	15,175	35,425
General and administrative (1)	11,849	10,284
Gain on sale of assets	(222)	(136)

Total operating costs and expenses	123,739	135,040

Income (loss) from operations	124,529	(38,432)
Interest expense and other, net	7,654	4,440

Income (loss) before income tax expense	116,875	(42,872)
Provision (benefit) for income taxes	44,410	(16,259)

Net income (loss)	$72,465	$(26,613)

Basic net income (loss) per share	$0.43	$(0.16)
Diluted net income (loss) per share	$0.43	$(0.16)

Basic weighted average shares outstanding	168,855	168,467
Diluted weighted average shares outstanding	169,820	168,467

(1)	Includes non-cash charges for stock-based compensation of $2.9 million and $2.7 million for the three months ended March 31, 2010 and 2009, respectively.

Condensed Consolidated Balance Sheets	March 31, 2010	December 31, 2009
(in thousands)
	(unaudited)

Assets:
Cash and cash equivalents	$14,658	$14,222
Receivables	260,992	185,576
Inventories and other	31,156	36,230
Net property and equipment	2,187,068	2,068,055
Other assets	13,960	10,844

Total assets	$2,507,834	$2,314,927

Liabilities and shareholders’ equity:
Current liabilities	$333,008	$219,710
Long-term debt	495,565	523,524
Other noncurrent liabilities	573,775	541,414
Shareholders’ equity	1,105,486	1,030,279

Total liabilities and shareholders’ equity	$2,507,834	$2,314,927

Condensed Consolidated Statements of Cash Flows	Three months ended March 31,
(in thousands)	2010	2009
	(unaudited)

Net income (loss)	$72,465	$(26,613)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash expenses	89,337	81,247
Changes in assets and liabilities	28,886	(14,531)

Net cash provided by operating activities	190,688	40,103

Net cash used in investing activities	(161,910)	(206,333)

Net cash (used in) provided by financing activities	(28,342)	166,316

Net change in cash and cash equivalents	436	86
Cash and cash equivalents at beginning of period	14,222	5,229

Cash and cash equivalents at end of period	$14,658	$5,315

Non-GAAP Financial Measures

EBITDAX represents earnings before interest expense, income taxes (when applicable), depreciation, depletion, amortization and accretion, property impairments, exploration expense and non-cash equity compensation expense. EBITDAX is not a measure of net income or cash flow as determined by generally accepted accounting principles (GAAP). EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a Company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. The Company’s computations of EBITDAX may not be comparable to other similarly titled measures of other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure its ability to meet future debt service requirements, if any. The Company’s credit facility requires that it maintain a total debt to EBITDAX ratio of no greater than 3.75 to 1 on a rolling four-quarter basis. The credit facility defines EBITDAX consistently with the definition of EBITDAX utilized and presented by the Company. The following table represents a reconciliation of the Company’s net income to EBITDAX.

	Three months ended March 31,
(in thousands)	2010	2009
	(unaudited)
Net income (loss)	$72,465	$(26,613)
Unrealized oil derivative gain	(19,676)	0
Income tax expense (benefit)	44,410	(16,259)
Interest expense	8,360	4,587
Depreciation, depletion, amortization and accretion	52,587	50,697
Property impairments	15,175	35,425
Exploration expense	1,786	7,119
Equity compensation	2,852	2,717

EBITDAX	$177,959	$57,673